EXHIBIT 3.2

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MARINE PARK HOLDINGS, INC.", CHANGING ITS NAME FROM "MARINE PARK HOLDINGS, INC." TO "NEWCARDIO, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JANUARY, A.D. 20085, AT 5:35 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

MARINE PARK HOLDINGS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is MARINE PARK HOLDINGS, INC.

2. The certificate of incorporation of the corporation is hereby amended by striking out ARTICLE 1 thereof and by substituting in lieu of said Article the following new Article:

ARTICLE 1: The name of the corporation is NEWCARDIO, INC.

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on January 14, 2008

/s/ Branislav Vajdic
Branislav Vajdic
President